EXHIBIT 23




                     Consent of Independent Auditors


  Consent of Independent Auditors


  We consent to the incorporation by reference in this Annual Report (Form 10-K) of Brown Group, Inc. of our report dated March 2, 1995, included in the 1994 Annual Report to Shareholders of Brown Group, Inc.

  Our audits also included the financial statement schedule listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule, referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the incorporation by reference in the (a) Registration Statement Form S-8 Number 2-58347 as amended through Post Effective Amendment Number 6 dated January 25, 1983 pertaining to the Stock Purchase Plan of 1977; (b) Registration Statement Form S-8 Number 33-22328 dated June 6, 1988 pertaining to the Employee Stock Appreciation Plans, as Amended; and (c) Registration Statement Form S-3 Number 33-21477 dated April 26, 1988 and related Prospectus of our report dated March 2, 1995, with respect to the consolidated financial statements and schedule of Brown Group, Inc. included and incorporated by reference in the Annual Report (Form 10-K) for the year ended January 28, 1995.



  St. Louis, Missouri                     Ernst & Young LLP /s/
  April 19, 1995
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